Exhibit 10.29

Summary of Non-Employee Director Compensation

The non-employee members of the Board of Directors of Envestnet, Inc. (the “Board”) receive an annual retainer of $190,000, of which $50,000 is in cash and $140,000 is in restricted stock units. The non-employee members of the Board are also entitled to the following additional annual retainers which are payable 25% in cash and 75% in restricted stock units: $75,000 for the Chairperson of the Board; $30,000 for the Vice Chair of the Board; $25,000 for the Chair of the Audit Committee; $20,000 for the Chairs of all other Board committees; and $10,000 for all non-Chair committee members for each committee on which they serve. Cash amounts paid to directors are paid quarterly with respect to the pro rata portion of fees earned during that quarter. Equity amounts paid to directors are granted once a year no later than March 31st for the amounts earned during the previous year. Restricted stock units fully vest on the first anniversary of the grant.

Non-employee directors who join the Board receive an initial equity grant of $100,000 of restricted stock units. Envestnet, Inc. reimburses all directors for their reasonable expenses incurred in attending meetings of the Board or Board committees.